Exhibit (k)(2)


                Sub-Fund Accounting And Administration Agreement


         This Sub-Fund Accounting And Administration Agreement ("Agreement"), made and entered into this 14th day of April, 2004, by and between the Generation Capital Management LLC, a New York limited liability company (the "Administrator"), and The Nottingham Management Company d/b/a The Nottingham Company, a North Carolina corporation (the "Sub-Sub-Administrator").

         WHEREAS, the Administrator acts as administrator to Generation Hedge Strategies Fund LLC (the "Fund"), a Delaware limited liability company, pursuant to that certain Administration Agreement ("Administration Agreement"), dated ______, between the Fund and the Administrator;

         WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Administrator, subject to the approval of the Fund's Board of Directors, wishes to retain the Sub-Administrator to assist Administrator in rendering certain certain administrative services to the Fund in the manner and on the terms set forth therein;

         WHEREAS, Sub-Administrator is willing to furnish and/or arrange for such services in the manner and on the terms hereinafter set forth; and

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and intending to be legally bound, the Administrator and Sub-Administrator agree as follows:

            1. Retention of the Sub-Administrator. The Administrator hereby retains and appoints the Sub-Administrator to act as the Sub-Administrator to Administrator and to provide or procure certain administrative and other services with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Administrator hereby accepts such appointment and agrees to render the services herein set forth under the terms and conditions of this Agreement.

            2. Duties of Sub-Administrator. Subject to the policies and direction of the Administrator and the Fund's Board of Directors ("Directors"), the Sub-Administrator shall provide, or cause to be furnished by others, the fund accounting and administrative services for the Fund as set forth in Exhibit A, attached hereto and made a part hereof. The Sub-Administrator shall exercise reasonable customary care in the performance of its duties under this Agreement.

            3.    Allocation of Charges and Expenses.

                  a. The Sub-Administrator. The Sub-Administrator will furnish at its own expense the executive, supervisory and clerical personnel reasonably necessary to perform its obligations under this Agreement. Except as otherwise provided hereunder, the Sub-Administrator will also provide the items which it is obligated to provide under this Agreement. In addition, the Sub-Administrator will pay all compensation, if any, of any officers or Directors of the Fund who are affiliated persons of the Sub-Administrator or any affiliated corporation of Sub-Administrator; provided, however, that unless otherwise specifically provided, the Sub-Administrator will not be obligated to pay the compensation of any employee of the Fund retained by the Directors to perform services on behalf of the Fund.

                  b. The Administrator and Fund. The Administrator and/or the Fund assumes and will pay, or cause to be paid, all other expenses of the Fund not otherwise allocated in this Agreement, including, without limitation, the following:

                      (i)     Organizational expenses;
                      (ii)    Taxes;
                      (iii)   Brokerage fees and commissions with regard to
                              portfolio transactions of the Fund;
                      (iv)    Interest charges, fees and expenses of the
                              custodian of the Fund's portfolio securities;
                      (v)     Fees and expenses of the Fund's dividend
                              disbursing and transfer agent(s);
                      (vi)    Administrative expenses (including, without
                              limitation, any fees, expenses and reimbursements payable to the Sub-Administrator under this Agreement);
                      (vii)   Auditing and legal expenses of the Fund;
                      (viii) Cost of maintenance of the Fund's existence as a legal entity;
                      (ix) Fees and expenses of Directors who are not interested persons of the Fund as that term is defined by law;
                      (x)     Costs and expenses of Fund meetings;
                      (xi) Costs and expenses of initial and ongoing registration of the Fund's shares under Federal and state securities laws;
                      (xii) Costs of preparing (including typesetting), printing and mailing reports, offering documents, proxy solicitation material and notices to existing shareholders;
                      (xiii) Costs of fidelity bonds and directors and officers/errors and omissions insurance policies;
                      (xiv) Investment advisory fees payable to each of the Fund's investment advisors;
                      (xv) Litigation and other extraordinary or nonrecurring expenses involving the Fund;
                      (xvi) Any actual out-of-pocket expenses of the Sub-Administrator as provided in this Agreement and as may be agreed upon from time to time; and
                      (xvii) other expenses relating to the Fund not specified in this Agreement as being the responsibility of the Sub-Administrator.

            4.    Compensation of the Sub-Administrator.

                  a. Administration Fees. For the services to be rendered and the expenses assumed by the Sub-Administrator pursuant to this Agreement, the Administrator will promptly pay (or cause the Fund to promptly pay) to the Sub-Administrator compensation as specified in Exhibit B attached hereto. In addition, the Sub-Administrator shall be entitled to additional compensation for any special projects or services requested by the Administrator or the Fund, such projects and services and Sub-Administrator's compensation in connection therewith to be mutually agreed upon in writing by the parties.

                  b. Reimbursements. The Administrator will promptly reimburse (or cause the Fund to promptly reimburse) the Sub-Administrator for its reasonable out-of pocket expenses in connection with the Fund's activities including, without limitation:

                        i. costs of telephone services (but not telephone equipment owned by the Sub-Administrator) including, without limitation, long distance telephone and wire charges,
                        ii. postage and the printing of special forms and stationery,
                        iii.  copying charges,
                        iv. costs of financial publications (if any) or professional memberships (e.g. ICI membership) in connection with the Fund's activities,
                        v. third party storage fees of the Fund's files and records, etc., and
                        vi. any travel and lodging expenses incurred by officers and employees of the Sub-Administrator in connection with attendance at meetings of the Fund's Board of Directors.

                  c. Partial Month Compensation. If this Agreement becomes effective subsequent to the first day of the month or terminates before the last day of the month, the Sub-Administrator's compensation for that part of the month in which this Agreement is in effect will be prorated in a manner consistent with the calculation of the fees as set forth in Subsection 4.a. above.

                  d. Compensation from Transactions. The Administrator hereby authorizes (and will cause the Fund to authorize) any entity or person associated with the Sub-Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended ("1934 Act") and the Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) thereunder.

                  e. Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date will survive the termination of this Agreement. In addition, upon a liquidation (as defined in Section 10 of this Agreement) or upon termination of this Agreement the Sub-Administrator shall be entitled to such other compensation as set forth in Exhibit B.

            5. Limitation of Liability of the Sub-Administrator. The duties of the Sub-Administrator will be confined to those expressly set forth in the Agreement, and no implied duties are assumed by or may be asserted against the Sub-Administrator under this Agreement. The Sub-Administrator will not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified by this Agreement. Sub-Administrator will not be responsible for losses beyond its control. Notwithstanding anything in this Agreement to the contrary, Sub-Administrator shall not be liable for any consequential, special, or indirect losses or damages, regardless of whether the likelihood of such losses or damages was known by the Sub-Administrator (As used in this Section 5 and in Section 6 below, the term "Sub-Administrator" will include directors, officers, employees and other agents of the Sub-Administrator as well as the Sub-Administrator itself).

            6. Indemnification of Sub-Administrator. The Administrator and the Fund (jointly and severally) assume full responsibility and will indemnify and defend the Sub-Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) of every nature and character arising or occurring directly or indirectly out of Sub-Administrator's relationship under this Agreement or any of Sub-Administrator's action taken or nonactions with respect to the performance of services under this Agreement; provided, however, Sub-Administrator shall not be indemnified against any liability arising out of its own willful misfeasance, bad faith or gross negligence in the performance of its duties or its own reckless disregard of its duties or obligations under this Agreement. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

                  The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Administrator or the Fund may be asked to indemnify, defend or hold the Sub-Administrator harmless, the Administrator and the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Sub-Administrator will use all reasonable care to identify and notify the Administrator and the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against them , but failure to do so in good faith will not affect the rights under this Agreement.

                  The Administrator and the Fund will be entitled to participate at their own expense or, if they so elect, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Administrator and/or the Fund elect to assume the defense of any such claim, the defense will be conducted by counsel chosen by such party or parties and satisfactory to the Sub-Administrator, whose approval will not be unreasonably withheld. In the event the Administrator and/or the Fund elect to assume the defense of any suit and retain counsel, the Sub-Administrator will bear the fees and expenses of any additional counsel retained by it, absent a conflict of interest between the Administrator and/or the Fund and the Sub-Administrator. In the event of a conflict between the Administrator and/or the Fund and the Sub-Administrator or if the Administrator and/or the Fund do not elect to assume the defense of a suit, Administrator and the Fund shall reimburse the Sub-Administrator for the reasonable fees and expenses of any counsel retained by Sub-Administrator.

                  The Sub-Administrator may apply to the Administrator or the Fund at any time for instructions and may consult with counsel for the Administrator or the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Sub-Administrator's duties, and the Sub-Administrator will not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instructions or with the opinion of such counsel, accountants or other experts.

                  Also, the Sub-Administrator will be protected in acting on any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor will the Sub-Administrator be held to have notice of any change of authority of any officers, employee or agent of the Administrator or the Fund until receipt of written notice thereof from the Administrator or the Fund, as the case may be.

                  Should the foregoing indemnification agreement be found unenforceable or that contribution is required from Sub-Administrator, then the Sub-Administrator's aggregate contribution for all losses, claims, damages or liabilities, including rescission liabilities, shall not exceed the value of all fees earned by and expenses reimbursed to the Sub-Administrator pursuant to this Agreement. No person or entity guilty of fraudulent misrepresentation shall be entitled to contribution from any person or entity who is not so guilty.


            7. Activities of the Sub-Administrator. The services of the Sub-Administrator rendered under this Agreement are not to be deemed to be exclusive. The Sub-Administrator is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees, shareholders of the Fund are or may be or become interested in the Sub-Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Sub-Administrator and its counsel are or may be or become similarly interested in the Fund, and that the Sub-Administrator may be or become interested in the Fund as a shareholder or otherwise.

            8. Confidentiality. The Sub-Administrator agrees on behalf of itself and its employees to treat confidential all records and other information relative to the Fund and its prior, present or potential shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Administrator or the Fund, which approval will not be unreasonable withheld. Notwithstanding the forgoing, the Sub-Administrator may divulge such confidential records and information where the Sub-Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested by duly constituted authorities, when so requested by the Fund's investment adviser, distributor, custodian, transfer agent, outside legal counsel or independent public accountants, when so requested by the Administrator or when so requested by the Fund. For purposes of this Section 8, the following records and other information shall not be considered confidential: (a) any record or other information which is or becomes publicly available through no fault of Sub-Administrator; (b) any record and other information which is released by the Fund in a public release;
                  (c) any record or other information which is lawfully obtained from third parties who are not under an obligation to keep such information confidential, or (d) any record or other information previously known by Sub-Administrator.

            9. Compliance With Governmental Rules and Regulations. The Sub-Administrator undertakes to comply with all applicable requirements of the Securities Act of 1933, the 1934 Act, the 1940 Act and other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Sub-Administrator under this Agreement.

            10. Duration and Termination Of This Agreement. This Agreement will become effective as of the date first above written and shall continue in effect for a period of one (1) year (the "Initial Term"), unless earlier terminated by either party hereto as provided hereunder. This Agreement shall be renewed automatically for successive periods of one year after the end of the Initial Term (the "Renewal Term"), unless written notice of non-renewal is provided by either party to the other party in writing not less than sixty (60) days prior to the end of the then current term. This Agreement may also be terminated (a) by mutual written agreement of the parties; (b) by either party on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied or cured such breach by the specified date; or (c) effective upon the liquidation of either the Administrator, the Fund or the Sub-Administrator. For purposes of this Section 11, the term "liquidation" will mean a transaction in which the assets of the Administrator, the Fund or the Sub-Administrator are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders or owners in complete liquidation of the interest of such shareholders or owners in the entity.

            11. Independent Contractor. The Sub-Administrator will, for purposes stated in this Agreement, be deemed an independent contractor and, unless otherwise expressly provided or authorized, will have no authority to act or represent the Administrator or the Fund in any way and will not be deemed an agent of the Administrator or the Fund.

            12. Assignment. This Agreement shall not be assignable by either party without the written consent of the other party, such consent not to be unreasonably without held or delayed. Notwithstanding the forgoing, the Sub-Administrator may, at its expense unless provided otherwise in the Agreement, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Sub-Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

            13. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

            14.   Books and Records.

                  a. Record Maintenance. The Sub-Administrator shall maintain customary books and records in connection with its duties as specified in this Agreement. Any books or records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared and maintained by the Sub-Administrator on behalf of the Fund shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request. Notwithstanding the forgoing, Sub-Administrator shall be entitled to keep copies of any books or records that Sub-Administrator may be required to retain by law or regulation.

                  Unless otherwise agreed upon by the Sub-Administrator and the
                        Administrator, Sub-Administrator may subcontract to a third party the storage and maintenance of the Fund's books and records and such costs and expenses shall be the responsibility of Administrator (unless the Administrator shall cause the Fund to be responsible).

                  In case of any request or demand for the inspection of such records by another party, the Sub-Administrator will notify the Administrator and the Fund and follow the their instructions as to permitting or refusing such inspection; provided that the Sub-Administrator may exhibit such records as provided in Section 8 above and to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Administrator or the Fund has agreed to indemnify the Sub-Administrator against such liability.

                  b. Delivery of Documents. The Administrator shall provided, or cause the Fund to provide, the Sub-Administrator with the necessary documents, records and other information in its possession or control to enable the Sub-Administrator to perform its duties and obligations under this Agreement, including without limitation, a copy of the Fund's organizational documents and any amendments thereto.

                  c. Converting to Sub-Administrator's System. The Administrator agrees to cooperate (and cause the Fund to cooperate) with the Sub-Administrator in converting to Sub-Administrator's data processing system and software ("Sub-Administrator's System") to the extent necessary for Sub-Administrator to perform Sub-Administrator's duties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Administrator acknowledges and agrees that all computer programs and procedures developed by or for Sub-Administrator to perform its duties and services under this Agreement, including without limitation Sub-Administrator's System, are and shall remain the sole property of the Sub-Administrator.

            15. Definitions of Certain Terms. The terms "interested persons" and "affiliated person," when used in this Agreement, will have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as granted by the Securities and Exchange Commission.

            16. Notice. Any notice required or permitted to be given by either party to the other party shall be in writing and will be deemed sufficient if personally delivered or sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at following addresses (or such other address for a party as shall be specified by like notice):

                  If to Administrator, at:

                           ----------------------------
                           ----------------------------
                           ----------------------------

                           Attn:
                                 ---------


                  If to Sub-Administrator, at:

                           The Nottingham Company
                           116 South Franklin Street
                           Post Office Box 69
                           Rocky Mount, NC  27802-0069
                           Attn: Frank P. Meadows III
                                 Chairman and CEO

            17. Governing Law. This Agreement shall be governed by the laws of the State of North Carolina without regard to the principles of conflict of laws, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any applicable rule or order of the Securities and Exchange Commission.

            18. Construction. If any provision of this Agreement, or portion thereof, shall be determined to be void or unenforceable by any court of competent jurisdiction, then such determination shall not affect any other provision of this Agreement, or portion thereof, all of which other provisions and portions thereof shall remain in full force and effect. If any provision of this Agreement, or portion thereof, is capable of two interpretations, one of which would render the provision, or portion thereof, void and the other which would render the provision, or portion thereof, valid, then the provision, or portion thereof, shall have the meaning which renders it valid. In addition, the language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

            19. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

            20. Entire Agreement. This Agreement, including all exhibits, schedules and attachments, comprise the entire agreement among the parties hereto with respect to subject matter hereof and supersede all other prior agreements, understandings and letters related to this Agreement. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be duly signed as of the day and year first above written.

         Administrator:

         GENERATION CAPITAL MANAGEMENT LLC

         By:
              ---------------------------------------
         Name:
              ---------------------------------------
         Title:   President

         Sub-Administrator:

         THE NOTTINGHAM MANAGEMENT COMPANY
         D/B/A THE NOTTINGHAM COMPANY

         By:
              ---------------------------------------
         Name:    C. Frank Watson III
         Title:   President

Acknowledged and Agreed to by the Board of Directors of Generation Hedge Strategies Fund LLC:

By:
   -----------------------------------
Its:
   -----------------------------------
Dated:
   -----------------------------------

                                    Exhibit A
             To the Sub-Fund Accounting and Administration Agreement
                           Dated as of April 14, 2004


The Sub-Administrator shall provide, or cause to be provided by others, the following services:

            1. Accounting and Administrative Services. The Sub-Administrator will assist the Administrator in providing the Fund with administrative services, fund accounting and related portfolio accounting services, equipment, personnel and facilities (including facilities for regular directors' meetings) necessary for Administrator's handling of the affairs of the Fund and such other services as the Administrator and the Directors may, from time to time, reasonably request, and the Sub-Administrator may, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Directors, the Sub-Administrator will make reports to the Directors concerning the performance of its obligations hereunder.

                  Without limiting the generality of the forgoing, the Sub-Administrator will:

                  a. Calculate contractual Fund expenses and control all disbursements for the Fund, and, as appropriate, compute the Fund's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;
                  b. Assist the Administrator and Fund counsel with the preparation of offering documents, registration statements and proxy materials;
                  c. Assist the Administrator in the preparation of such reports, applications and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and/or state securities laws) as may be necessary or desirable to register the Fund's shares with state securities authorities, assist in monitoring the sale of the Fund's shares for compliance with state securities laws, and assist with the filing with the appropriate state securities authorities the registration statements and reports for the Fund and the Fund's shares with state securities authorities, as appropriate;
                  d. Assist the Administrator in the development and preparation of communications to shareholders, including the semi-annual and annual reports to shareholders (the "Shareholder Reports"), coordinate mailing notices (including privacy policy notices), proxy statements, proxies and other reports (including, without limitation, semi-annual and annual reports to shareholders) to the Fund's shareholders, and supervise and facilitate the solicitations of proxies solicited by the Fund for all shareholder meetings (including, without limitation, the tabulation process for shareholder meetings);
                  e. If requested, coordinate with the Administrator and Fund counsel the preparation and negotiation of, and administer contracts on behalf of the Fund with, among others, the Fund's investment advisor(s), distributor(s) and transfer agent(s);

                  f. Maintain the Fund's general ledger and prepare the financial statements, including expense accruals and payments, determine the net asset value of the Fund's assets and of the Fund's shares, and supervise the Fund's transfer agent(s) with respect to payment of dividends and other distributions to shareholders;
                  g. Calculate performance data of the Fund for dissemination to information services covering the investment company industry;
                  h. If requested, assist in the preparation and filing of the Fund's tax returns;
                  i. If requested, assist with the examination and review of the operations and performance of the various organizations providing services to the Fund, including the Fund's investment advisor(s), distributor(s), custodian(s), transfer agent(s), outside legal counsel and independent public accountants, and at the request of the Board of Directors, report to the Directors on the performance of such organizations;
                  j. If requested, assist with the layout and printing of disseminated offering documents and assist with and coordinate layout and printing of the Fund's semi-annual and annual reports to shareholders;
                  k. If requested, assist with the design, development, and operation of the Fund, including class investment objectives, policies and structure;
                  l. If requested, assist in identifying individuals acceptable to the Directors for nomination, appointment, or elections as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Directors;
                  m. If requested, coordinate and assist the Fund to obtain and keep in effect a fidelity bond and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Fund's Board of Directors;
                  n. If requested, assist in monitoring and advising the Fund on its registered investment company status under the Internal Revenue Code of 1986, as amended;
                  o. Perform such other normal and customary administrative services and functions for Fund as the Directors may reasonably request; provided such services are not provided to the Fund pursuant to the Fund's investment advisory agreement, distribution agreement, custodian agreement or transfer agent agreement or similar type of service provider agreement; and
                  p. If requested, assist with the preparation of and filing with the SEC of the necessary reports for the Fund.

2. Custodian Services. If so requested, the Sub-Administrator shall also procure on behalf of the Fund a custodian or custodians for the Fund to provide for the safekeeping of the Fund's assets. If Sub-Administrator is request to procure a custodian or custodians for the Fund, Administrator shall pay (or cause the Fund to pay) such custody fees as set forth in Exhibit B of this Agreement under the section entitled "Domestic Custody Fee Schedule" and the Sub-Administrator shall be responsible for compensating such custodian or custodians out such custody fees . Such custodian or custodians shall be subject to the approval of the Directors. The Fund may be a party to any forgoing agreement.

3. Other Services. The Sub-Administrator will perform other services for the Administrator or the Fund as agreed to by the Sub-Administrator and such party from time to time, including, but not limited to performing internal audit examinations for the Fund.

                                    Exhibit B
             To the Sub-Fund Accounting and Administration Agreement
                           Dated as of April 14, 2004

For the services delineated in the Agreement, the Sub-Administrator shall be compensated at the rates specified below. Such compensation will be calculated and accrued daily, and paid to the Sub-Administrator monthly. Where applicable, the fee shall be calculated based upon the average daily net assets of the Fund.

The following fees shall be paid for the Fund:

FUND ACCOUNTING FEE

         Base fee:            $2,000 per month per fund

         Class Fee:           $750 per month for each additional class of shares

         Asset base fee:      Annual fee of 1 basis point


ADMINISTRATION FEE

         Asset based fee:
         ----------------
                                                                       Annual
                       Net Assets                                       Fee
                       ----------                                       ---

                  On the first $50 million                             0.175%
                  On the next $50 million                              0.150%
                  On the next $50 million                              0.125%
                  On the next $50 million                              0.100%
                  On all assets over $200 million                      0.075%

         Minimum asset base fee per month:           $1,750.00



OUT OF POCKET

         Securities pricing:
         -------------------

            $0.25 per equity per pricing day priced
            $1.00 per foreign security per pricing day
            $0.50 per U.S. Treasury
            $1.00 per asset backed security per pricing day
            $0.50 per corporate bond per pricing day
            $2.00 per equity per month for corporate action
            $2.00 per foreign security per month for corporate action

         Blue Sky administration:
         ------------------------

            $150 per registration per state per year

DOMESTIC CUSTODY FEE SCHEDULE

         Custody Administration asset based fee:
         ---------------------------------------

            On the first $100 million of assets                 2.0 basis points
            On all assets over $100 million                     0.9 basis points


Transaction Fees:

            $4.00 Book Entry DTC Transactions ($7.50 Book Entry DTC Transactions if Custodian affirms trades)

            $10.00 Book Entry Federal Reserve Transactions

            $30.00 Physical Securities Transactions

            $15.00 Options

            $8.00 Futures Contracts

            $4.00 Paydowns on Mortgage Backed Securities.

            $5.50 Fed Wire Charge on Repo Collateral in / out.

            $6.50 Cash Wire Transfers


         Minimum Annual Fee:        $4,800 per fund  ($400 per month)
         -------------------


For purposes of determining the fees payable to the Sub-Administrator, the value of the net assets of a the Fund shall be computed in the manner described in the Fund's Operating Agreement or offering documents from time to time is in effect for computation of the value of such net assets in connection with the determination of the liquidating value of the shares of the Fund. The fees payable hereunder shall be applied to the Fund as a whole, and not to separate classes of shares within the Fund.

Upon termination of this Agreement, the Sub-Administrator shall also be entitled to be paid a termination fee, at termination, equal to the compensation paid (or payable to) the Sub-Administrator for the two months immediately prior such termination. Said termination fee is not a penalty but an extra fee to compensate the Sub-Administrator for its service in assisting in transferring records and reports and otherwise wrapping up its services under this Agreement for the Administrator and the Fund. In the event of a liquidation of the Fund, the Sub-Administrator shall also be entitled to be paid, in lieu of the forgoing termination fee, a liquidation fee equal to the compensation paid (or payable to) the Sub-Administrator for the three months immediately prior such termination. Said liquidation fee is not a penalty but an extra fee to compensate the Sub-Administrator for its services in assisting in the winding down and liquidation the Fund. The forgoing compensation shall be in addition to reimbursing Sub-Administrator for its reasonable out-of-pocket expenses in connection with the Sub-Administrator's activities in effecting such termination or liquidation, including without limitation, the cost of delivering to the Fund or its designee the Fund's records and documents or copies thereof. Sub-Administrator shall be paid said termination fee promptly upon termination of this Agreement and said liquidation fee promptly upon the liquidation of the Fund.